CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 78 to the Registration Statement on Form N-1A (the "Registration Statement") of Scudder Portfolio Trust, comprised of Scudder Balanced Fund and Scudder Income Fund, of our reports dated February 12, 1999 and February 26, 1999, respectively, on the financial statements and financial highlights appearing in the December 31, 1998 Annual Reports to the Shareholders of Scudder Balanced Fund and Scudder Income Fund, which are also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the headings "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.




/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 26, 1999